Exhibit 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell
President and Chief Executive Officer
(734) 747-7025 ext. 129

KAYDON CORPORATION REPORTS FAVORABLE COURT OF APPEALS
RULING IN “TRANSACTIONS LAWSUIT”

Ann Arbor, Michigan — April 12, 2004

     Kaydon Corporation (NYSE: KDN) today reported that late Friday afternoon, April 9, 2004, the United States Court of Appeals for the Second Circuit issued its Summary Order affirming in all respects the earlier judgment of the District Court which granted the motion of Kaydon and other defendants for summary judgment in the “Transactions Lawsuit”, dismissing the case in its entirety against all defendants.

     As previously reported, Kaydon, along with certain other companies, was named as a defendant in a lawsuit filed in 1996 in the United States District Court for the Southern District of New York. Captioned Richard A. Lippe, et al. v. Bairnco Corporation, et al., the “Transactions Lawsuit” sought damages alleged by plaintiffs to be an amount of $700.0 million, plus interest and punitive damages, against the defendants collectively. On March 14, 2003, the District Court granted the motion of Kaydon and other defendants for summary judgment and dismissed the case in its entirety. Plaintiffs subsequently appealed the District Court’s summary judgment order, and on March 24, 2004, oral arguments were heard by the Court of Appeals.

     In commenting on the Court of Appeals’ ruling, Brian P. Campbell, Kaydon’s President and Chief Executive Officer, stated: “The Court of Appeals’ prompt and definitive decision affirming the District Court’s summary judgment in all respects constitutes a resounding and tremendous victory for Kaydon and its shareholders. As we have said continuously since the inception of this litigation, Kaydon always has believed that plaintiffs’ lawsuit was without merit. This litigation has been extremely time-consuming, distracting and costly, involving not only hundreds of hours of management’s time and efforts, but also legal costs and other expenditures of almost $17.0 million.”

     In commenting further, Mr. Campbell said: “Although the plaintiffs have the technical right to seek further review of the Court of Appeals’ decision, we believe the demonstrated strength of Kaydon’s and the other defendants’ case, confirmed at two judicial levels, makes further appeal of this case unlikely.”

     Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

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     Certain statements in this press release are forward-looking within the meaning of the federal securities laws. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially since the statements are based on the Company’s current expectations and are subject to risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending and future litigation and governmental proceedings, estimated legal costs, the estimated fair value of the Company’s assets, the ultimate satisfaction of the Company’s debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned to consider these factors when relying on such forward-looking information.

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